Exhibit 99.1

Groupon adds Deborah Wahl to Board of Directors
Also announces Brad Keywell, Jeff Housenbold to depart Board

CHICAGO -- Groupon (NASDAQ: GRPN) today announced that Deborah Wahl will join its Board of Directors, effective immediately. Wahl, a longtime senior marketing executive, most recently served as Senior Vice President and Chief Marketing Officer at McDonald’s, USA.
The company also announced that Brad Keywell and Jeff Housenbold will depart the Board.
“I am excited to welcome Deb to the Board and look forward to her customer-focused perspective as Groupon continues to grow and evolve,” said Chairman Eric Lefkofsky. “At the same time, I’d like to thank Brad and Jeff for their long service. Both have made innumerable contributions to Groupon -- Brad as a co-founder and Jeff as an experienced digital executive. We wish them the very best and thank them again making Groupon and the Board stronger.”
Wahl’s resume includes more than 20 years of high-level marketing and brand work. In addition to her time at McDonald’s, Wahl also served as Senior Vice President and CMO for the PulteGroup, one of the country’s largest homebuilders, and also held a number of senior roles at Ford, Toyota and Chrysler.
“Groupon’s focus on building the world’s largest local marketplace and innovating on behalf of the customer makes this an exciting time,” said Wahl. “I look forward to joining a very strong Board and working with a talented management team on the company’s further success.”
CEO Rich Williams said Wahl brings a critical customer-first mentality and considerable experience in growing some of America’s top brands.
“Building an unmatched customer experience and a leading brand are key components to building the daily habit in local,” Williams said. “Deb will add valuable expertise and guidance as we continue to invest in our customers and merchants.”
About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, see, eat and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.
Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.
To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company's merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.